Exhibit 10.19

GEORGIA BANKING COMPANY, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2022)

GEORGIA BANKING COMPANY, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2022)

Georgia Banking Company, Inc., a bank holding company organized and existing under the laws of the State of Georgia (the “Company”), hereby amends and restates the Georgia Banking Company, Inc. Deferred Compensation Plan (the “Plan”), effective as of January 1, 2022 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and Directors and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I
DEFINITIONS

1.1           “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.

1.2           “Affiliate” of a person means, with respect to any person, any person which directly or indirectly controls, is controlled by, or is under common control with such person, provided that no security holder of the Company shall be deemed to be an Affiliate of any other security holder or of the Company or any of its Subsidiaries solely by reason of any investment in the Company. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.3           “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Employer prior to reduction for any salary deferrals under benefit plans sponsored by the Employer, including but not limited to plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.4           “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.5           “Board” shall mean the Board of Directors of the Company.

1.6           “Bonus(es)” shall mean amounts paid to the Participant by the Employer in the form of discretionary or annual incentive compensation or any other bonus designated by the Committee, before reductions for contributions to or deferrals under any benefit plans sponsored by the Employer, including but not limited to plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.7           “Change in Control” shall mean if, at any time after the date hereof, any of the following events shall have occurred:

(a)           Any person becomes a beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities of the Company; provided, however, that the event described in this clause (a) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Code) or related trust do not exceed 50% of the total voting power of the then outstanding voting securities of the Company, (iii) by any underwriter temporarily holding securities of the Company pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;

(b)           The consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the outstanding voting securities of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that, directly or indirectly, has beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of 100% of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Incumbent Directors (as defined below) at the time the Board approved the execution of the agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(c)           Consummation of a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets, in either event other than a Non-Qualifying Transaction; or

(d)           During any twelve (12)-month period, Incumbent Directors cease to constitute a majority of the members of the Board.

For purposes of this Section 1.7, the term “Incumbent Director” means, as of any date of determination, an individual who is either (a) a member of the Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

Notwithstanding the foregoing, a Change of Control shall not occur for purposes of this Plan unless such Change of Control also constitutes a “change in control event” under Section 409A of the Code and the regulations thereunder.

1.8           “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.9           “Commissions” shall mean amounts paid to the Participant by the Employer in the form of commissions and designated by the Committee as eligible for deferral under the Plan, before reductions for contributions to or deferrals under any benefit plans sponsored by the Employer, including but not limited to plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.10         “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 9.

1.11         “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.3.

1.12         “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.13         “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.14         “Crediting Rate” shall mean the notional earnings and losses credited on the Participant’s Account balance which are based on the Participant’s choice (or, if applicable, Committee’s direction) among the investment alternatives made available by the Committee pursuant to Section 3.4 of the Plan.

1.15         “Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant Deferrals pursuant to Section 4.1

1.16         “Deferrals” shall mean the contributions made by the Participant pursuant to Section 3.1.

1.17         “Director” shall mean a member of the Board and/or any member of the Board of Directors of any Subsidiary, who is selected by the Committee to be eligible to participate in the Plan.

1.18         “Director’s Fees” shall mean compensation for services as a member of the Board of Directors of the Company or any Subsidiary, excluding reimbursement of expenses or other non-regular forms of compensation, before reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company or any Subsidiary. The Committee may, in its discretion, provide for separate Participant Elections for the portion of the Director’s Fees that serves as a cash retainer and the portion of the Director’s Fees that reflects meeting fees, as applicable.

1.19         “Disability” or “Disabled” shall mean (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.20         “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.21         “Eligible Executive” shall mean a highly compensated or management level employee of an Employer selected by the Committee to be eligible to participate in the Plan.

1.22         “Employer(s)” shall be defined as follows:

(a)           Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its Subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

(b)           For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(1)           The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(2)           All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, however, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.23         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.24         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.25         “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B))) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.

1.26         “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.4 of the Plan.

1.27         “Hardship Distribution” shall mean an accelerated distribution of vested benefits or a cancellation of deferral elections pursuant to Section 6.6 to a Participant who has suffered a Financial Hardship.

1.28         “Joint Notices” shall mean the Employee Benefits Security Administration (“EBSA”) Disaster Relief Notice 2020-01, Notice of Extension of Certain Timeframes for Employee Benefit Plans, Participants, and Beneficiaries Affected by the COVID-19 Outbreak issued by the Department of Labor, the Department of the Treasury and the Internal Revenue Service, EBSA Disaster Relief Notice 2021-01, and any successors thereto.

1.29         “Outbreak Period” shall mean the period from March 1, 2020 through the date that is 60 days after the announced end of the national emergency related to the COVID-19 pandemic, or through such other date announced by the federal agencies.

1.30         “Participant” shall mean any Eligible Executive or Director who becomes a Participant in this Plan in accordance with Article 2.

1.31         “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.32         “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence.

(a)           For benefits triggered by the Separation from Service (including Retirement) or death of a Participant, the Payment Date shall be as soon as administratively practicable (but no later than ninety (90) days) after the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the month in which the event triggering the payout occurs. Subsequent installments, if any, shall be paid as soon as administratively practicable in, and no later than the last day of, the same calendar quarter of each Plan Year following the Plan Year in which the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the month immediately preceding the month in which the subsequent installment will be paid. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death; and

(b)           The Payment Date of a Scheduled Distribution or a Scheduled Vesting Date Distribution shall be that date as soon as administratively practicable (but no later than ninety (90) days) after the date on which the distribution is scheduled to commence, and the applicable Distributable Amount shall be calculated as of the last business day of the month immediately preceding the month in which the distribution will be paid. Subsequent installments, if any, shall be paid as soon as administratively practicable in, and no later than the last day of, the same calendar quarter of each Plan Year following the Plan Year in which the Payment Date of the Scheduled Distribution or Scheduled Vesting Date Distribution occurs, and the applicable amount shall be calculated as of the last business day of the month immediately preceding the month in which the subsequent installment will be paid.

Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee.

The Distributable Amount shall be determined for amounts credited to the Company Stock Unit Account based on the fair market value of the Stock, as determined by the Committee for valuing Stock and designated for use under the Plan, as of the last business day of the month immediately preceding the date the Distributable Amount is to be paid.

1.33         “Performance-Based Compensation” shall mean Compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.34         “Person” shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.35         “Plan Year” shall mean the calendar year.

1.36         “Prorated Percentage” shall mean that percentage, (i) the numerator of which is the sum of one (1) (provided the Participant remains employed by or in service to the Company or any Subsidiary from the date the amounts are credited to the Participant’s Account(s) through the last day of the Plan Year in which the amounts are credited to the Participant’s Account(s)) plus that number of full Plan Years after the Plan Year in which the amounts are credited to the Participant’s Account(s), during which the Participant remained employed by or in service to the Company or any Subsidiary, and (ii) the denominator of which is the sum of one (1) plus that number of Plan Years after the Plan Year in which the amounts are credited to the Participant’s Account(s) that Participant had to remain employed by or in service to the Company or any Subsidiary for the entirety of such amounts to vest in full.

1.37         “Restricted Stock Units” shall mean rights to receive shares of Stock (or cash based on the fair market value of shares of Stock) selected by the Committee in its sole discretion and awarded to the Participant under an equity incentive plan or director compensation program, and the deferred amount shall be calculated using the closing price of Stock (based on the most recently available determination of such pricing, as determined by the Committee in its sole discretion) at the end of the business day closest to the date such Restricted Stock Unit would otherwise vest, but for the election to defer. The portion of any Restricted Stock Unit deferred shall, at the time the Restricted Stock Unit would otherwise vest under the terms of the applicable equity incentive plan or director compensation program, but for the election to defer, be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock in the future or the fair market value of such number of shares of Stock in the form of cash, as set forth in the agreement awarding the Restricted Stock Units.

1.38         “Retirement” shall mean, for Deferrals and modifications of the time and form of payment of Deferrals and Discretionary Contributions other than by a Director, the Participant’s Separation from Service on or after age sixty-five (65) with the approval of the Committee to treat the Separation from Service as a “Retirement” and, for Deferrals and modifications of the time and form of payment of Deferrals and Discretionary Contributions by a Director, the Participant’s Separation from Service.

1.39         “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant or specified by the Committee (if the Participant does not, or is not permitted to, elect any such date) for distribution of amounts from a specified Account, including notional earnings and losses credited thereon, as provided under Section 6.4.

1.40         “Scheduled Vesting Date Distribution” shall mean a scheduled distribution date, based upon the vesting date or dates originally determined by the Company in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s) or such other date or dates set forth herein, upon which the Participant’s Account(s) or portions thereof will vest, or continue to vest, on and after the Participant’s Retirement, for distribution of such amounts from a specified Account, including notional earnings and losses credited thereon, as provided under Section 6.4.

1.41         “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)           For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either (i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)           For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)           For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.42         “Stock” shall mean the Company’s common stock, $0.01 par value per share, or any other equity securities of the Company designated by the Committee.

1.43         “Subsidiary” shall mean any corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.44         “Switch Date” shall mean, with respect to a Participant other than a Director, the date on which the sum of the Participant’s age plus Years of Service equals sixty (60).

1.45         “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Employer (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant most recently began service with the Employer, and counting each anniversary thereof. A partial year of employment shall not be treated as a Year of Service.

ARTICLE II
PARTICIPATION

2.1           Enrollment Requirements; Commencement of Participation

(a)           As a condition to participation, each Eligible Executive and Director shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)           Each Eligible Executive and Director shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive or Director has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

(c)           If an Eligible Executive or Director fails to meet all requirements established by the Committee within the period required, that Eligible Executive or Director shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1           Elections to Defer Compensation. Elections to defer Compensation shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security, Medicare and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:

(1)           70% of Base Salary,

(2)           70% of Commissions,

(3)           100% of Bonuses,

(4)           100% of Director’s Fees and

(5)           100% of Restricted Stock Units

The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the minimum (if any) and maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event shall the minimum and maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

The Committee also may, in its sole discretion, establish a minimum and maximum dollar amount of Compensation that a Participant may defer for a Plan Year and may adjust that minimum and maximum for subsequent Plan Years on a prospective basis as the Committee may determine. Notwithstanding the foregoing, in no event shall the minimum and maximum dollar amounts that may be deferred be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

In addition, the Committee may determine, it sole discretion, which of the types of Compensation described above shall be available for elective deferral under this Plan for any particular Plan Year; such determination by the Committee regarding the types of Compensation available for elective deferral shall be made no later than the date that any deferral election for such Compensation must become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

3.2           Timing of Deferral Elections; Effect of Participant Election(s).

(a)           General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which the services relating to such compensation will begin to be performed. In the case of deferrals of Restricted Stock Units, except where otherwise permitted in accordance with this Section 3.2 and Code Section 409A, the Participant must submit such Participant Election on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which Restricted Stock Units are initially granted to the Participant under the terms of the applicable equity incentive plan or director compensation program.

Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(d) below.

(b)           Timing of Deferral Elections for New Plan Participants. An Eligible Executive or Director who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.

Notwithstanding the foregoing, an Eligible Executive or Director who first becomes eligible to participate in the Plan as of the Effective Date may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after the Effective Date, provided that the Participant submits Participant Election(s) before the Effective Date.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made and becomes irrevocable, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan, except that any deferral election permitted to be made prior to the Effective Date shall become irrevocable no later than the Effective Date.

(c)           Timing of Deferral Elections for Fiscal Year Compensation. In the event that the fiscal year of an Employer is different than the taxable year of a Participant, the Committee may determine that a deferral election may be made for “fiscal year compensation” (as defined below), by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than the last day of the Employer’s fiscal year immediately preceding the fiscal year in which the services related to such compensation will begin to be performed. For purposes of this Section, the term “fiscal year compensation” shall only include Bonuses relating to a service period coextensive with one or more consecutive fiscal years of the Employer, of which no amount is paid or payable during the Employer’s fiscal year(s) that constitute the service period.

A deferral election made in accordance with this Section 3.2(c) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described in this Section 3.2(c) for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with 3.2(d) below.

(d)           Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(d), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(e)           Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made and becomes irrevocable at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(e) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

For purposes of this 3.2(e), a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right merely because the condition immediately lapses upon the death or disability (as defined in § 1.409A-3(i)(4)) of the Participant, or upon a change in control event (as defined in § 1.409A-3(i)(5)), provided that if death, disability, or a change in control event occurs and the condition lapses before the end of such twelve (12)-month period, a deferral election may be given effect only if the deferral election is permitted without regard to this Section 3.2(e).

(f)           Separate Deferral Elections for Each Plan Year. In order to defer each type of Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to each type of Compensation for such Plan Year with respect to which the Committee permits a separate deferral election by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election). Notwithstanding any other provision of the Plan, no Scheduled Distribution Election may be made that would result in the Deferral being paid sooner than the third Plan Year immediately following the year in which the Compensation would be paid absent the deferral election, except with respect to Bonuses initially allocated to Funds other than the Company Stock Unit Fund which can be paid as soon as any Deferrals of Base Salary or, if none, Commissions, for the given Plan Year.

3.3           Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant. If the amount of a Company Contribution is to be determined with reference to the amount of the Participant’s Deferrals, such contribution shall be referred to herein as a Matching Contribution. Any Company Contribution that is not determined with reference to the amount of the Participant’s Deferrals shall be referred to herein as a Discretionary Contribution. Company Contributions shall be made in the complete and sole discretion of the Company, and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants. The Committee may, in its sole discretion, require that any such Company Contribution shall be allocated, initially and/or irrevocably, to the Company Stock Unit Fund (as described in Section 3.4 below). If the Committee elects to make Matching Contributions with respect to some or all of a Participant’s Deferrals, or will require some or all of a Participant’s Deferrals to be allocated to the Company Stock Unit Fund as a condition to receipt of Matching Contributions, the Committee intends to communicate same, along with the schedule or schedules, if any, on which such Deferrals and Matching Contributions and any notional earnings and losses thereon credited to the Participant’s Account(s) shall become vested, within a reasonable period of time in advance of the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable.

3.4           Investment Elections.

(a)           Participant Designation. Except as otherwise provided in section 3.4(c) below, at the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Accounts shall be deemed to be invested for purposes of determining the amount of notional earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this section, the Participant’s Account balance shall automatically be allocated into the lowest-risk Fund, as determined by the Committee in its sole discretion (except as otherwise provided in Section 3.4(c) below). A Participant may change any designation made under this Section on a prospective basis as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.

(b)           Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Crediting Rate of each such commercially available investment shall be used to determine the amount of notional earnings or losses to be credited to the Participant’s Account under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if an Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor of the Employer. Amounts allocated to Funds other than the Company Stock Unit Fund shall only be distributable in cash.

(c)           Company Stock Unit Fund.

(1)           Notwithstanding Section 3.4(a) and (b) above, a Participant’s Restricted Stock Unit deferrals (to the extent payable in shares of Stock but for the election to defer), Matching Contributions (to the extent required by the Committee), Discretionary Contributions (to the extent required by the Committee), Bonuses (to the extent permitted by the Committee and elected by the Participant) and Director’s Fees (to the extent permitted by the Committee and elected by the Participant) will be allocated to a Fund that tracks the performance of the Company’s Stock (the “Company Stock Unit Fund”). Participants may not select any other Fund to be used to determine the amounts to be credited or debited to their Restricted Stock Unit deferrals (to the extent payable in shares of Stock but for the election to defer), Matching Contributions (to the extent required by the Committee), Discretionary Contributions (to the extent required by the Committee), Bonuses (to the extent required by the Committee to remain allocated to the Company Stock Unit Fund once allocated thereto by the Participant), and Director’s Fees (to the extent required by the Committee to remain allocated to the Company Stock Unit Fund once allocated thereto by the Participant). A Participant may not elect to allocate any Base Salary or Commissions deferrals to the Company Stock Unit Fund. Bonuses that the Committee permits, and the Participant elects, to be allocated to the Company Stock Unit Fund may be so allocated (to the extent elected by the Participant) only as of the time the Deferral is to be credited initially to the Participant’s Account(s), and no Bonus amounts initially allocated to the Company Stock Unit Fund may be re-allocated to any other Fund once allocated to the Company Stock Unit Fund, or re-allocated into the Company Stock Unit Fund once initially allocated to another Fund, unless otherwise permitted by the Committee. Director’s Fees (to the extent permitted by the Committee) may be allocated to the Company Stock Unit Fund at the election of the Participant only as of the time the Deferral is to be credited initially to the Participant’s Account(s), and no Director’s Fees initially allocated to the Company Stock Unit Fund may be re-allocated to any other Fund once allocated to the Company Stock Unit Fund or re-allocated into the Company Stock Unit Fund once initially allocated to another Fund other than the Company Stock Unit Fund, unless otherwise permitted by the Committee. Amounts allocated to the Company Stock Unit Fund shall only be distributable in actual shares of Stock, unless the Committee determines, in its sole discretion, that such amounts shall be distributed in cash.

(2)           Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to a Participant’s Accounts shall be credited to the Participant’s Accounts in the form of additional shares of Stock and shall automatically be deemed to be re-invested in the Company Stock Unit Fund (irrevocably until such amounts are distributed to the Participant with respect to Restricted Stock Units, Company Contributions or other Deferrals to the extent required by the Committee). The number of shares credited to the Participant for a particular stock dividend shall be equal to (A) the number of shares of Stock credited to the Participant’s Account as of the record date for such dividend in respect of each share of Stock, multiplied by (B) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (A) the number of shares of Stock credited to the Participant’s Account as of the record date for such dividend in respect of each share of Stock, multiplied by (B) the fair market value of the dividend, divided by (C) the “fair market value” of the Stock on the payment date for such dividend.

(3)           The number of shares of Stock credited to the Participant’s Account may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account allocated to the Company Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under this Section.

(4)           For purposes of this Section, the fair market value of the Stock shall be, in the event the Stock is traded on a recognized securities exchange, an amount equal to the closing price of the Stock on such exchange on the date set for valuation or, if no sales of Stock were made on said exchange on that date, the closing price of the Stock on the next preceding day on which sales were made on such exchange; or, if the Stock is not so traded, the value determined, in its sole discretion, by the Committee in compliance with Code Section 409A.

3.5           Distribution Elections.

(a)           Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of Deferrals made pursuant to such election (together with any notional earnings and losses credited thereon) from among the alternatives specified under Article VI for the applicable distribution (except as otherwise set forth herein). Such distribution election for a given Plan Year shall relate solely to that Plan Year’s Deferrals and, if any, Matching Contributions on those Deferrals for the Plan Year (although the Participant will not be permitted to make a separate distribution election for a given Plan Year for Matching Contributions; Matching Contributions will be subject to the distribution election that the Participant makes with respect to the Deferrals to which the Matching Contributions relate, except as otherwise set forth herein). Unless the Committee permits otherwise, the deferral election a Participant makes for a given Plan Year for Deferrals of Base Salary, Deferrals of Commissions and Deferrals of Bonuses initially allocated to Funds other than Company Stock Unit Fund must be the same. In the event of any conflict, the Participant's deferral election for Deferrals of Base Salary shall control, and if there are no deferrals of Base Salary, the Participant's deferral election for Deferrals of Commissions shall control. The Participant may make separate deferral elections for each Plan Year for (i) Deferrals of Bonuses initially allocated to the Company Stock Unit Fund, (ii) Deferrals of Director’s Fees and (iii) Deferrals of Restricted Stock Units. A new distribution election must be made at the time of subsequent deferral elections in accordance with the Participant Election forms. Notwithstanding the foregoing, Matching Contributions may be distributed later than the Deferrals to which the Matching Contributions relate, as set forth in Article IV, to the extent such Matching Contributions will vest later than the deferrals to which they relate on account of a Separation from Service upon Retirement.

(b)           Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section, and only to the extent permitted by the Committee in its sole discretion. Notwithstanding the foregoing, a distribution election with respect to Matching Contributions may only be changed if, and consistent with, any change made for the Deferrals to which the Matching Contributions relate. Further, because a single distribution election applies to Deferrals of Base Salary, Deferrals of Commissions and Deferrals of Bonuses initially allocated to Funds other than the Company Stock Unit Fund as described above, any change to such distribution election will control distribution of all amounts subject to that election. Additionally, the terms of distribution with respect to Discretionary Contributions set forth in Section 6.5 may be changed under the terms and conditions specified in Section 409A and this Section, to the extent permitted by the Committee in its sole discretion. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

(1)           the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2)           in the case of payments made other than on account of death, Disability or Financial Hardship, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3)           in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV
ACCOUNTS

4.1           Deferral Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a separate Participant Election and/or a Fund designated pursuant to Section 3.4. A Participant’s Deferral Account shall be credited as follows:

(a)           As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation (which shall generally be within three (3) business days of such withholding), the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferred Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;

(b)           Each business day, each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Crediting Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4; and

(c)           In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.2           Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund designated pursuant to Section 3.4 to the extent that such Company Contributions are not required to be allocated to the Company Stock Unit Fund. A Participant’s Company Contribution Account shall be credited as follows:

(a)           As soon as reasonably possible after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund. Unless the Participant elects otherwise, any Company Contribution that may not be deemed invested in such a Fund shall be deemed invested in the default Fund selected by the Committee for such purpose; and

(b)           Each business day, each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Crediting Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4.

4.3           Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be revocable or irrevocable prior to a Change in Control, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan. Notwithstanding the foregoing, the Company, prior to and in the event of a Change in Control, shall establish one or more irrevocable grantor trusts, and/or provide that any such revocable trusts previously established become irrevocable, until all obligations under the Plan are satisfied, for the purpose of providing for payment of benefits under the Plan, and the Company shall be responsible for contributing to such trusts cash and cash equivalents so that the assets held in the trusts, as of the date of the Change in Control, are no less than the aggregate balances of the total Deferral Accounts in the Plan as of the date of the Change in Control. After a Change of Control, any Participant or Beneficiary for whom a Deferral Account and payment schedule is on file with the Company at the time of such Change of Control shall be presumed conclusively, for all purposes, to be entitled to any deferred compensation payable to such Participant or Beneficiary on the basis of information contained in such Deferral Account and payment schedule, and the amount and the form of payment of the deferred compensation so payable shall be conclusive and binding on all parties. Nothing contained herein shall be construed to require a transfer of funds to any such trust in connection with a change in the Company’s financial health, or during a restricted period with respect to the Company, as such terms are defined in subsections (b)(2) and (b)(3) of Section 409A of the Code.

4.4           Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.

ARTICLE V
VESTING

5.1           Vesting of Deferral Accounts. The Participant shall be vested at all times in any Deferrals of Base Salary, Commissions, Bonuses initially allocated to a Fund other than the Company Stock Unit Fund, and/or Director's Fees and any notional earnings and losses thereon, credited to the Participant's Deferral Account(s). Deferrals of Bonuses that are initially allocated to the Company Stock Unit Fund and Deferrals of Restricted Stock Units, and any notional earnings and losses thereon, credited to the Participant’s Deferral Account(s) shall be vested upon the schedule or schedules determined by the Committee in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), subject to the Participant remaining employed by or in service to the Company or any Subsidiary from the date the amounts are credited to the Participant’s Deferral Account(s) until the applicable vesting date, provided, however, that the entirety of the Participant’s Deferral Account(s) with respect to such amounts shall immediately become 100% vested (to the extent not vested previously) in the event of a Change in Control or the Participant’s death or Disability, in any case, prior to the Participant’s Separation from Service. Additionally, deferrals of Bonuses that are initially allocated to the Company Stock Unit Fund and Deferrals of Restricted Stock Units, and any notional earnings and losses thereon, credited to the Participant’s Deferral Account(s) for any Plan Year beginning on or after the Effective Date, shall continue to vest based upon the schedule or schedules originally determined by the Company in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), in the event of the Participant’s Retirement, provided the Participant, no later than thirty (30) days after Participant’s Separation from Service upon Retirement, enters into and executes a Business Protections Agreement, which will include without limitation certain confidentiality, non-solicitation and non-competition restrictive covenants, in the form supplied by the Company, and continues to comply with the terms of such agreement through the applicable vesting date.

If no such vesting schedule or schedules are stated by the Committee and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), and the Committee does not state and communicate to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s) that such amounts will be vested at all times, then such amounts will vest at the rate of twenty percent (20%) per Plan Year, beginning as of the last day of the Plan Year in which the amounts are credited to the Participant’s Deferral Account(s), and continuing through the last day of the fourth (4th) Plan Year following the Plan Year in which the amounts are credited to the Participant’s Deferral Account(s), until they become 100% vested, subject to the Participant remaining employed by or in service to the Company or any Subsidiary from the date the amounts are credited to the Participant’s Deferral Account(s) until the applicable vesting date, and such amounts shall become 100% vested (to the extent not vested previously) in the event of a Change in Control or the Participant’s death or Disability, in any case, prior to the Participant’s Separation from Service. Additionally, deferrals of Bonuses that are initially allocated to the Company Stock Unit Fund and Deferrals of Restricted Stock Units, and any notional earnings and losses thereon, credited to the Participant’s Deferral Account(s) for any Plan Year beginning on or after the Effective Date, shall continue to vest based upon the schedule or schedules originally determined by the Company in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), in the event of the Participant’s Retirement, provided the Participant, no later than thirty (30) days after Participant’s Separation from Service upon Retirement, enters into and executes a Business Protections Agreement, which will include without limitation certain confidentiality, non-solicitation and non-competition restrictive covenants, in the form supplied by the Company, and continues to comply with the terms of such agreement through the applicable vesting date.

Notwithstanding the foregoing, the Committee may determine that Deferrals of Bonuses that are initially allocated to the Company Stock Unit Fund and Deferrals of Restricted Stock Units, and any notional earnings and losses thereon, credited to the Participant’s Deferral Account(s), shall be vested at all times.

5.2           Vesting of Company Contribution Account. Amounts credited to the Participant’s Company Contribution Account, and any notional earnings and losses thereon, shall be vested based upon the schedule or schedules determined by the Company in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s); subject to the Participant remaining employed by or in service to the Company or any Subsidiary from the date the amounts are credited to the Participant’s Deferral Account(s) until the applicable vesting date; provided, however, the entirety of the Participant’s Company Contribution Account with respect to such amounts shall immediately become 100% vested (to the extent not vested previously) in the event of a Change in Control or the Participant’s death or Disability, in any case, prior to the Participant’s Separation from Service. Additionally, if and only if such amounts were scheduled to vest originally as of a single date, i.e., cliff vesting (and not in percentages, installments or portions over a specified time period), a Prorated Percentage of the amounts credited to the Participant’s Company Contribution Account, and any notional earnings and losses thereon, for any Plan Year beginning on or after the Effective Date, that are not vested as of the Participant’s Separation from Service, shall become vested as of the latest scheduled vesting date upon which the entirety of such amounts credited to the Participant’s Company Contribution Account, and any notional earnings and losses thereon, would have vested based upon the schedule or schedules originally determined by the Company in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), in the event of the Participant’s Retirement, provided the Participant, no later than thirty (30) days after Participant’s Separation from Service upon Retirement, enters into and executes a Business Protections Agreement, which will include without limitation certain confidentiality, non-solicitation and non-competition restrictive covenants, in the form supplied by the Company, and continues to comply with the terms of such agreement through the applicable vesting date.

If no such vesting schedule or schedules are stated by the Committee and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), and the Committee does not state and communicate to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s) that such amounts will be vested at all times, such amounts will become 100% vested as of the last day of the fourth (4th) Plan Year following the Plan Year in which the amounts are credited to the Participant’s Deferral Account(s), subject to the Participant remaining employed by or in service to the Company or any Subsidiary from the date the amounts are credited to the Participant’s Account(s) until such date, provided, however, the entirety of the Participant’s Company Contribution Account with respect to such amounts will be 100% vested (to the extent not vested previously) in the event of a Change in Control or the Participant’s death or Disability, in any case, prior to the Participant’s Separation from Service. Additionally, in the case of these default vesting provisions, a Prorated Percentage of the amounts credited to the Participant’s Company Contribution Account, and any notional earnings and losses thereon, for any Plan Year beginning on or after the Effective Date, that are not vested as of the Participant’s Separation from Service, shall become vested as of the latest scheduled vesting date upon which the entirety of such amounts credited to the Participant’s Company Contribution Account, and any notional earnings and losses thereon, would have vested based upon the schedule or schedules originally determined by the Company in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), in the event of the Participant’s Retirement, provided the Participant, no later than thirty (30) days after Participant’s Separation from Service upon Retirement, enters into and executes a Business Protections Agreement, which will include without limitation certain confidentiality, non-solicitation and non-competition restrictive covenants, in the form supplied by the Company, and continues to comply with the terms of such agreement through the applicable vesting date.

Notwithstanding the foregoing, the Committee may determine that amounts credited to the Participant’s Company Contribution Account, and any notional earnings and losses thereon, credited to the Participant’s Deferral Account(s), shall be vested at all times.

ARTICLE VI
DISTRIBUTIONS

6.1           Retirement Distributions. Except as otherwise provided herein, for any Distributable Amount credited to the Participant’s Account(s) with respect to a Plan Year beginning prior to the Effective Date, in the event of the Participant’s Separation from Service and, for a Participant other than a Director, provided the Separation from Service occurs on or after the Participant’s Switch Date, the Distributable Amount credited to the Participant’s Account(s) shall be paid to the Participant in a lump sum on the Payment Date as of or following the Participant’s Retirement, unless the Participant is permitted to make and has made an alternative benefit election on a timely basis to receive substantially equal annual installments over no more than fifteen (15) years. Except as otherwise provided herein, for any Distributable Amount credited to the Participant’s Account(s) with respect to a Plan Year beginning on or after the Effective Date, in the event of the Participant’s Retirement, the Distributable Amount credited to the Participant’s Account(s) shall be paid to the Participant in a lump sum on the Payment Date as of or following the later of (i) the Participant’s Retirement, if the amounts are vested as of such date, or (ii) subject to Section 5.2 above, the date on which the Distributable Amount is scheduled to vest, based upon the Participant’s continued compliance with the Business Protections Agreement through such date, unless the Participant is permitted to make and has made an alternative benefit election on a timely basis to receive substantially equal annual installments over no more than fifteen (15) years. In accordance with a Participant Election approved by the Committee, for each Plan Year the Participant may elect a separate form of distribution for amounts payable upon Retirement for each separately identifiable Deferral and, to the extent permitted by the Committee, any Company Contribution to be credited to the Participant’s Account(s) (as set forth in Section 3.2(f)). A Participant may delay and change the form of a Retirement distribution election, provided such change complies with the requirements of Section 3.5(b).

6.2           Distributions Other Than Upon Retirement. Except as otherwise provided herein, for any Distributable Amount credited to the Participant’s Account(s) with respect to a Plan Year beginning prior to the Effective Date, in the event of the Participant’s Separation from Service, and, for a Participant other than a Director, provided the Separation from Service occurs prior to the Participant’s Switch Date, the Distributable Amount credited to the Participant’s Account(s) shall be paid to the Participant in a lump sum on the Payment Date as of or following the Participant’s Separation from Service. Except as otherwise provided herein, for any Distributable Amount credited to the Participant’s Account(s) with respect to a Plan Year beginning on or after the Effective Date, in the event of the Participant’s Separation from Service other than upon Retirement, the Distributable Amount credited to the Participant’s Account(s) shall be paid to the Participant in a lump sum on the Payment Date as of or following the Participant’s Separation from Service other than upon Retirement, if the amounts are vested as of such date, unless the Participant is permitted to make and has made an alternative benefit election on a timely basis to receive substantially equal annual installments over no more than fifteen (15) years. In accordance with a Participant Election approved by the Committee, for each Plan Year the Participant may elect a separate form of distribution for amounts payable upon a Separation from Service other than upon Retirement for each separately identifiable Deferral and, to the extent permitted by the Committee, any Company Contribution to be credited to the Participant’s Account(s) (as set forth in Section 3.2(f)). A Participant may delay and change the form of a Separation from Service other than upon Retirement distribution election, provided such change complies with the requirements of Section 3.5(b).

6.3           Death Benefits. In the event that a Participant dies prior to complete distribution of his or her vested Account(s), the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total Distributable Amount remaining in the Participant’s Account(s), to the extent vested as of such date, in a lump sum on the Payment Date as of or following the Participant’s death.

6.4           Scheduled Distributions.

(a)           Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution with respect to all, but not less than all, of his or her Deferrals for a Plan Year. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, with respect to the specified Deferrals, including notional earnings and losses thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5 of the Plan on the applicable Payment Date. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election; provided, however, that the earliest commencement date that may be elected by the Participant for any Scheduled Distribution selected with respect to an amount credited to the Participant’s Account(s) for a given Plan Year shall be the Plan Year in which the entirety of such amount credited to the Participant’s Account(s) for the Plan Year becomes 100% vested. The Scheduled Distribution shall be distributed in a single lump sum, unless the Participant elects in accordance with Section 3.5 to receive the Scheduled Distribution in substantially equal annual installments over a period of no more than five (5) years.

In accordance with a Participant Election approved by the Committee, as set forth in Section 3.2(f), for each Plan Year the Participant may elect a separate Scheduled Distribution Election for (i) Deferrals of Base Salary, Commissions and Bonuses initially allocated to Funds other than the Company Stock Unit Fund (which must be subject to the same deferral election), (ii) Deferrals of Bonuses initially allocated to the Company Stock Unit Fund, (iii) Deferrals of Director's Fees and (iv) Deferrals of Restricted Stock Units.

A Participant may delay and change the form of a Scheduled Distribution, provided such change complies with the requirements of Section 3.5(b) and applies to the Participant’s Scheduled Distribution with respect to all of his or her Deferrals for the given Plan Year.

(b)           Relationship to Other Benefits.

(1)           With respect to any Scheduled Distribution that relates to any Plan Year beginning prior to the Effective Date, in the event that distribution of a Participant’s Account with respect to that Plan Year is triggered as the result of a Separation from Service (including Retirement) or death prior to commencement of a Scheduled Distribution or in the case of the Participant’s death after a Scheduled Distribution has commenced installment payments, the amounts subject to such Scheduled Distribution shall not be distributed under this Section 6.4, but rather shall be distributed in accordance with Sections 6.1, 6.2 or 6.3, as applicable. With respect to any Scheduled Distribution that relates to any Plan Year beginning on or after the Effective Date, in the event that distribution of a Participant’s Account is triggered as the result of a Participant’s death prior to commencement of a Scheduled Distribution or in the case of the Participant’s death after a Scheduled Distribution has become distributable or commenced installment payments, the amounts subject to such Scheduled Distribution shall not be distributed under this Section 6.4, but rather shall be distributed in accordance with Section 6.3.

(2)           With respect to any Scheduled Distribution that relates to any Plan Year beginning prior to the Effective Date, in the event of a Participant’s Separation from Service (including Retirement) after a Scheduled Distribution has commenced installment payments, such Scheduled Distribution benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Separation from Service (including Retirement) not occurred. With respect to any Scheduled Distribution that relates to any Plan Year beginning on or after the Effective Date, in the event of a Participant’s Separation from Service (including Retirement) prior to commencement of a Scheduled Distribution or after a Scheduled Distribution has commenced or otherwise become distributable, such Scheduled Distribution benefits shall be paid or continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Separation from Service (including Retirement) not occurred, if the amounts are vested as of such Scheduled Distribution date.

(3)           In the event of a Participant’s Separation from Service upon Retirement prior to commencement of a Scheduled Distribution, the Distributable Amount, including notional earnings and losses thereon, which relate to any Plan Year beginning on or after the Effective Date and which have been elected by the Participant to be subject to such Scheduled Distribution shall continue to vest based upon the schedule or schedules originally determined by the Company in its sole discretion and communicated to the Participant prior to the deadline established by the Committee for submitting the Participant’s Election(s), to the extent set forth in Section 5.1 above, or become vested to the extent set forth in Section 5.2 above, in the event of the Participant’s Retirement prior to the Scheduled Distribution; provided the Participant, no later than thirty (30) days after Participant’s Separation from Service upon Retirement, enters into and executes a Business Protections Agreement, which will include without limitation certain confidentiality, non-solicitation and non-competition restrictive covenants, in the form supplied by the Company, and continues to comply with the terms of such agreement through the applicable vesting date(s).

6.5           Company Contributions Distributions. Matching Contributions will be distributed from the Plan in accordance with the Participant Election made by the Participant for the Participant’s Deferrals with respect to which the Matching Contributions are made, subject to the other provisions of this Article VI to the extent applicable. A Participant may delay and change the form of a Matching Contribution distribution election, provided such change complies with the requirements of Section 3.5(b), except that Matching Contributions (other than Matching Contributions that vest later than the Participant’s Deferrals to which the Matching Contributions relate) can only be distributed at the same time and in the same form as the Participant’s Deferrals to which the Matching Contributions relate. For purposes of clarity, the time or form of payment applicable to Matching Contributions may only be modified to the extent the time or form of payment applicable to the related Deferrals is modified, unless otherwise provided by the Committee. Subject to Section 6.4(b) and, to the extent applicable, the other provisions of this Article VI, Discretionary Contributions shall be distributed in a lump sum as a Scheduled Distribution that has been elected to be distributed on the first business day of June of the Plan Year in which the entirety of the Discretionary Contribution credited to the Participant’s Account(s) for the given Plan Year becomes 100% vested, provided, however, if the Discretionary Contribution is not scheduled to vest in its entirety as of June of such Plan Year, the Discretionary Contributions shall be distributed on such day in the Plan Year that the Discretionary Contributions are scheduled to vest in their entirety, unless the Participant modifies the time and form of payment applicable to such Discretionary Contribution in accordance with the provisions of Section 3.5(b).

6.6           Hardship Distribution. Upon a finding that the Participant has suffered a Financial Hardship, in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of vested benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:

(a)           The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)           A Hardship Distribution made pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cancellation of Deferrals.

(c)           The amount (if any) determined by the Committee as a Hardship Distribution shall be paid in a single lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee. A Hardship Distribution will reduce the Participant’s vested Account(s) on a pro rata basis.

6.7           Limited Cashouts. Notwithstanding any provision in this Plan to the contrary, the Committee shall, if the Participant incurs a Separation from Service, and may, in its sole discretion, in any other circumstances, distribute in a mandatory lump sum any Participant’s entire Account under the Plan, provided that any such distribution is made in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(v) or its successor (each such payment, a “Limited Cashout”). Specifically, any such Limited Cashout pursuant to this Section 6.7 shall be subject to the following requirements:

(a)	To the extent the Limited Cashout is being made pursuant to the Committee’s exercise of discretion, such discretion shall be evidenced in writing no later than the date of the lump sum payment;

(b)	The lump sum payment shall result in the termination and liquidation of the entirety of the Participant's Account under the Plan, as applicable, as well as the Participant’s interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A–1(c)(2) with the Account(s) that is being distributed from this Plan; and

(c)	The lump sum payment (and the Participant’s entire interest in any and all other “plans” that would be aggregated with the Account(s) being distributed from this Plan in accordance with Treas. Reg. §1.409A–1(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of the Limited Cashout.

Any Limited Cashout that is made pursuant to the Committee’s exercise of discretion shall be calculated as of the last business day of any month that is no earlier than ninety (90) days prior to the date on which the Limited Cashout occurs and in accordance with Section 409A of the Code. A Limited Cashout on a Separation from Service will be calculated in the same manner as any other distribution upon a Separation from Service.

6.8           Forfeiture of Non-Vested Amounts. Notwithstanding any other provision of the Plan, the portion of the Participant’s Account(s) that is not vested (and will not become vested) at the time of the Participant’s Separation from Service (including Retirement) or death, including any notional earnings and losses thereon, shall be forfeited at such time without any payment to the Participant.

6.9           Acceleration of Vesting. Notwithstanding any other provision of the Plan, in no event will any acceleration of vesting of a Participant’s Account(s) change the time of distribution of the Participant’s Account(s) if the change in the time of the distribution would fail to be in compliance with Section 409A of the Code.

ARTICLE VII

PAYEE DESIGNATIONS AND LIMITATIONS

7.1           Beneficiaries.

(a)           Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Participant may revoke an existing Beneficiary designation by filing another Beneficiary designation. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b)           Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be: (i) the Participant’s legally married spouse, if any, (ii) if no such spouse exists, the Participant’s children (including adopted children) per stirpes, or (iii) if there are no children, then the Participant’s estate. The Committee shall direct the distribution of such benefits to the appropriate Beneficiary.

7.2           Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3           Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

ARTICLE VIII
LEAVE OF ABSENCE

8.1           Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) Deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.

8.2           Unpaid Leave of Absence If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional Deferral elections but existing deferral elections will continue to the extent required by Section 409A of the Code. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above.

ARTICLE IX
ADMINISTRATION

9.1           Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2           Filing of Claim. All claims for benefits under the Plan shall be submitted, in writing, to the Committee or, on forms prescribed by the Committee for such purpose, and must be signed by the Participant or, in the case of a death benefit, by Participant’s Beneficiary or legal representative. Any Participant or Beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within one hundred eighty (180) days of the event that the Participant or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the payment is due. Failure by the Participant or Beneficiary to submit such claim within such time periods shall bar the Participant or Beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment. In no event shall the Participant or other claimant be entitled to challenge a decision of the Committee with respect to a claim unless and until the claims procedures herein have been complied with and exhausted. Each claim shall be approved or disapproved by the Committee within ninety (90) days of the Committee’s receipt of each such claim. However, if special circumstances require an extension of time for the Committee to process the claim, the ninety (90) day period may be extended for an additional ninety (90) days. Prior to the termination of the initial ninety (90) day period, the Committee shall provide the claimant with a written notice setting forth the reason for the extension. The notice shall indicate the special circumstance requiring the extension of time and the date by which the Committee expects to render the benefit determination. A claim for benefits that depends on a determination of a Disability (a “Disability claim”) is subject to different time periods as described in Section 9.5 below.

9.3           Denial of Claim. In the event any claim (or benefit) is denied in whole or in part, the Committee shall, within the time period described in Section 9.2 above, notify the claimant in writing of such denial and of the claimant’s right to a review by the Committee and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial; including specific references to the Plan provisions on which the denial is based; descriptions of, and reasons for, any material or information necessary for the claimant to perfect his claim for review; and an explanation of the Plan’s review procedure and time limits applicable to such procedures, including the claimant’s right to bring civil action following an adverse benefit determination on review.

9.4           Appeal of Denied Claim. Any person whose application is denied in whole or in part may appeal to the Committee for a review of such denial and may review pertinent Plan documents to help prepare for the appeal. Such appeal shall be made by submitting to the Committee, within sixty (60) days of the receipt of initial denial, a written statement requesting a review of such denial and setting forth the grounds on which such appeal is made and any issues or comments which the claimant deems pertinent to his application. The claimant shall have the opportunity to submit written comments, documents and records relating to the claim and shall have reasonable access to and copies of documents and records relevant to the claim, upon request and free of charge. The Committee shall make an independent determination of the claimant’s eligibility for benefits within sixty (60) days of such appeal and shall give written notice to the claimant of its determination on review within such time period. If there are special circumstances requiring an extension of time for processing, a decision shall be rendered within one hundred twenty (120) days after receipt of the request for review. If an extension of time is required, the Committee will provide the claimant with written notification of the special circumstances involved and the date by which the Committee expects to render a final decision. The Committee shall conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by the claimant or the claimant’s authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision of the Committee on any appeal for benefits shall be final and conclusive. If a claimant’s request is wholly or partially denied on review, the Committee must give written notice to the claimant, in a manner calculated to be understood by the claimant, that contains the specific reasons for the denial, the Plan provisions on which the denial is based, a description of the Plan’s claim review procedures and the time limits applicable thereto, including the claimant’s right to bring civil action, and a statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

9.5           Disability. Notwithstanding the claim procedures set forth in Sections 9.2, 9.3 and 9.4 above, the following claim procedures shall apply for any claim based on a Disability.

(a)           If a Participant applies for a benefit under the Plan based on a Disability, and in the event a claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim, notify the claimant in writing of the denial of the claim. This forty-five (45) day period may be extended up to thirty (30) days if such an extension is necessary due to matters beyond the control of the Plan, and the claimant is notified, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Committee notifies the claimant, prior to the expiration of the first thirty (30) days extension period, of the circumstances requiring the extension and the date as of which the Committee expects to render a decision. In the case of any extension, the notice of extension also shall specifically explain the standards on which entitlement to a benefit upon Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information, if any.

(b)           If the Committee denies the claim for a Disability benefit in whole or in part, the claimant shall be provided with written notice of the denial stating the specific reason for the denial; reference to the specific Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth below) and the time limits applicable to such procedures, including the claimant’s right to bring civil action following an adverse benefit determination. The notice will be provided in a culturally and linguistically appropriate manner as described in 29 CFR § 2560.503-1(o)(1)(i) – (iii). The notice will Provide a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, or a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration. If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, the notice must either provide an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or provide a statement that such explanation will be provided free of charge upon request in writing. The notice will explain the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, provide a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist. The notice also will provide a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimants claim for benefits.

(c)           If the claim for a Disability benefit is denied in full or in part, the claimant shall have the right to appeal the decision and may review pertinent Plan documents to help prepare for the appeal, by sending a written request for review to the Committee within one hundred eighty (180) days of his receipt of the claim denial notification. The claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits. Upon request, the claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim.

(d)           Upon receipt of the claimant’s appeal of the denial of his claim, the Committee shall conduct a review that takes into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The Committee shall consult a medical professional who has appropriate training and experience in the field of medicine relating to the claimant’s disability and who is neither consulted as part of the initial denial nor is the subordinate to such individual and shall identify the medical or vocational experts whose advice is obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decisions. If a claim is denied due a medical judgment, the Committee will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional consulted will not be the same person consulted in connection with the initial benefit decision (nor be the subordinate of that person). The decision on review also will identify any medical or vocational experts who advised the Company’s benefits department in connection with the original benefit decision, even if the advice was not relied upon in making the decision.

(e)           The Committee shall notify the claimant of its determination on review within a reasonable period of time, but generally not later than forty-five (45) days after receipt of the request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial forty-five (45) day period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring extension of time and the date by which the Committee expects to render the determination on review.

(f)            Before issuing an adverse benefit determination on review, the Committee shall provide the claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan or other person making the benefit determination (or at the direction of the Plan or such other person) in connection with the clam; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided under this Section 9.5 to give the claimant a reasonable opportunity to respond prior to that date. Before the Committee can issue an adverse benefit determination on review based on a new or additional rationale, the Committee shall provide the claimant, free of charge, with the rationale; such rationale must be provided as soon as possible and sufficiently in advance of the date on which notice of adverse benefit determination on review is required to be provided under this Section 9.5 to give the claimant a reasonable opportunity to respond prior to that date.

(g)           If the Committee denies the claim on appeal, it shall notify the claimant in writing, in a manner calculated to be understood by him, of the specific reason or reasons for the adverse determination; reference to the specific Plan provisions on which the adverse determination is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim; and a statement indicating the claimant’s right to file a lawsuit upon completion of the claims procedure process and any applicable contractual limitations period that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim. The notice will provide a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, or a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration. If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, the notice must either provide an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or provide a statement that such explanation will be provided free of charge upon request in writing. The notice must provide the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist. The notice will be provided in a culturally and linguistically appropriate manner as described in 29 C.F.R. § 2560.503-1(o)(1)(i) – (iii).

(h)           The decision upon appeal, or the initial decision if no appeal is taken, shall be final, conclusive and binding on all parties, subject, however, to the provisions of the Internal Revenue Code and ERISA.

9.6           Tolling Requirements. Effective as of the original adoption date of the Plan, notwithstanding anything in this Section IX or the Plan to the contrary, the Outbreak Period will be disregarded in determining the deadline for filing a claim for benefits and for requesting a review of a denied claim for benefits under the Plan, in accordance with, and subject to, applicable agency guidance; provided, however, in no event shall any period of time that is to be disregarded during the Outbreak Period in accordance with the Joint Notices exceed a period of one year from the date the individual was first required or permitted to take an action that is covered by the Joint Notices.

9.7           Time to File Suit. No lawsuit by a Participant or other claimant may be filed prior to exhausting the Plan’s administrative appeal process. Except for any action against a fiduciary for a breach of fiduciary duty under ERISA, the Participant or other claimant shall only have one hundred eighty (180) days from the date of receipt of the Committee’s final decision on review in which to file suit regarding a claim for benefits under the Plan. If suit is not filed within such one hundred eighty (180) days, it shall be forever barred. The Committee’s decisions made hereunder shall be final and binding on all interested parties.

9.8           Disability Claim: Deemed Exhaustion of Claims Procedure. If the Plan fails to strictly adhere to all the requirements of the procedures set out in this Article IX with respect to a Disability claim, the claimant is deemed to have exhausted the administrative remedies available under the Plan, except as provided in this Section 9.7. Accordingly, the claimant is entitled to pursue any available remedies under Section 502(a) of ERISA on the basis that the Plan failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. If a claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary. The administrative remedies available under the Plan with respect to a Disability claim will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant so long as the Plan demonstrates that the violation was for good cause or due to matters beyond the control of the Plan and that the violation occurred in the context on an ongoing, good faith exchange of information between the Plan and the claimant. This exception is not available if the violation is part of a pattern or practice of violations by the Plan. The claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. If a court rejects the claimant’s request for immediate review under this Section 9.7 on the basis that the Plan met the standards for the exception under this Section 9.7, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the court’s decision. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.

9.9           Disability Claim: Independence and Impartiality of Decision Maker. In the case of a Disability claim, the Plan shall ensure that all claims and appeals for disability benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) shall not be based on the likelihood that the individual will support the denial of benefits.

ARTICLE X
MISCELLANEOUS

10.1         Termination of Plan Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan with respect to any or all Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Company may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Company deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

10.2         Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to any Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Account balance in existence at the time the amendment or modification is made.

10.3         Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

10.4         Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

10.5         Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security, Medicare and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or participation in this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.6         Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A, and the Company shall not be liable to any person if the Plan fails to comply with Section 409A of the Code. Notwithstanding any other provision of the Plan, in no event shall payment to a Participant who is a “specified employee” within the meaning of Code Section 409A on his or her Separation from Service date, commence earlier than the first day following the earlier of (i) the end of the six (6) month period following such date or (ii) the Participant’s death, if and only to the extent required by Code Section 409A. In that event, any payments that would otherwise have been made prior to the earlier of (i) the end of the six (6) month period following such date or (ii) the Participant’s death will be accumulated and paid in a lump sum as soon as administratively practicable (and no later than the calendar month) following the earlier of such dates. The Committee may, its discretion, accelerate the payment of all or a portion of a Participant’s vested Account prior to the time specified in this Plan to the extent such acceleration is permitted by Treasury Regulation Section 1.409A-3(j)(4). Such permitted accelerations shall include payments to comply with domestic relations orders, payments to comply with conflicts of interest laws, payment of employment taxes, payment upon income inclusion under Code Section 409A, and/or such other circumstances as are permitted by Section 409A and the Treasury Regulations thereunder.

10.7         Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company.

10.8         Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.

10.9         Domestic Relations Orders Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

10.10           Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

10.11           No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

10.12           Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

10.13           Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

10.14           Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.15           Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.16           Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Georgia.

10.17           Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.

10.18           Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Board of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 25th day of October, 2021.

Georgia Banking Company, Inc.

By:	/s/ Bartow Morgan, Jr.
Bartow Morgan, Jr.
Chief Executive Officer

GEORGIA BANKING COMPANY, INC. DEFERRED COMPENSATION PLAN

Exhibit A - General Plan Information

Plan Name

Georgia Banking Company, Inc. Nonqualified Deferred Compensation Plan

Plan Sponsor

Georgia Banking Company, Inc.

1776 Peachtree Street NW, Suite 540

Atlanta, GA 30309

(770) 226-8800

Employer Identification Number (EIN)

58-2382447

Plan Type

The Plan is a nonqualified deferred compensation plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Plan Administrator

Plan Administrative Committee

Georgia Banking Company, Inc.

1776 Peachtree Street NW, Suite 540

Atlanta, GA 30309

(770) 226-8800

Agent for Service of Legal Process

c/o Suzanne Deep

Georgia Banking Company, Inc.

1776 Peachtree Street NW, Suite 540

Atlanta, GA 30309

Plan Year

The calendar year

GEORGIA BANKING COMPANY, INC. DEFERRED COMPENSATION PLAN

Exhibit B – Statement of ERISA Rights

As participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	examine, without charge at the Plan Administrative Committee’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

•	obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrative Committee and paying a reasonable charge for the copies.

receive a summary of the Plan’s annual financial report. The Plan Administrative Committee is required by law to furnish each participant under the Plan with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.

No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrative Committee to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrative Committee.

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If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrative Committee. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrative Committee, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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